Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

March 4, 2026

Relating to Preliminary Prospectus

Dated February 23, 2026

Registration No. 333- 293121

Eddie Moradian, PhD, CEO

Changing Treatment Paradigms For Solid Tumors 03/2026 1 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus March 3, 2026 Relating to Preliminary Prospectus Dated February 2, 2026 Registration No. 333 - 293121 Eddie Moradian, PhD, CEO

Offering Summary 2 Salspera , Inc. Issuer TKVA / Nasdaq Ticker / Exchange 5,666,666 shares of Common Stock (100% Primary) Base Offering Size $14.00 – $16.00 per share Price Range 850,000 shares (45 - day option) Over - Allotment Option Primarily to fund Phase 3 study for Saltikva , with the remainder to fund Phase 2 programs for osteosarcoma and colorectal cancer and for working capital and other general corporate purposes. Use of Proceeds 180 - day lock - up for the Company’s officers, directors, and holders of substantially all its capital stock Lock - Up Kingswood Capital Partners, LLC Bookrunner Week of March 23 , 2026 Expected Pricing 2

Disclaimer

This presentation and our related discussion (this "presentation") contains proprietary and confidential information of Salspera, Inc., its parent and its subsidiaries (the "Company," "we," "us," and "our"), which is being provided to a limited number of parties solely for informational purposes and on the condition that you agree that you will hold it in strict confidence, take normal and reasonable precautions to maintain the confidentiality of such information and not reproduce, disclose, forward or distribute it in whole or in part without our prior written consent. To the maximum extent permitted by law, none of us or our affiliates, directors, officers, partners, employees, agents, or advisors or any other person accepts any liability related to the use or misuse of the information contained in this presentation. By receiving this information, the recipient expressly agrees to maintain the confidentiality of the information herein and to use any such information in accordance with its compliance policies, contractual obligations, and applicable law, including federal and state securities laws. We reserve the right to request the return or destruction of this presentation (together with any copies or extracts thereof) at any time.

This presentation is private and confidential and should not be considered as a recommendation by us or any affiliate or other person in relation to us, nor does it constitute an offer or invitation to sell or the solicitation of an offer to buy any security in the United States or any other jurisdiction, and is not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country, or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. This presentation should not be construed as a prospectus or offering presentation and you should not rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise.

The information contained herein does not purport to be all-inclusive or contain all of the information that a prospective investor may need or desire. In all cases, interested parties should conduct their own investigation and analysis of the Company and the information and data set forth in this presentation and should rely solely on their own judgment, review and analysis in evaluating the Company. No representations or warranties, express or implied, are given by the Company or its affiliates, directors, officers, partners, employees, agents or advisors or any other person as to the accuracy, completeness, reasonableness or fairness of any information contained in this presentation, and no responsibility or liability whatsoever is accepted for the accuracy or sufficiency thereof or for any errors, omissions or misstatements, negligent or otherwise, relating thereto. Accordingly, this presentation should not be relied upon for the purpose of evaluating the performance of the Company or for any other purpose, and neither the Company nor any of its affiliates, directors, officers, partners, employees, agents or advisors nor any other person shall be liable for any direct, indirect or consequential liability, loss or damages suffered by any person as a result of this presentation or their reliance on any statement, estimate, target, projection or forward-looking information in or omission from this presentation, and any such liability is expressly disclaimed.

We have filed a registration statement on Form S-1 (File No. 333-293121) (the "Registration Statement"), including a prospectus, with the Securities and Exchange Commission (the "SEC") for an initial public offering of the Company's shares of common stock to which this communication relates. The Registration Statement has not yet become effective. Before you invest, you should read the Registration Statement and any other documents the Company has filed with the SEC, each of which is available on the SEC's website at http://www.sec.gov. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any such offering of securities will only be made by means of a Registration Statement, including a prospectus, filed with the SEC, after such Registration Statement becomes effective. The initial public offering is being made by the means of a prospectus only, copies of which may be obtained from Kingswood Capital Partners LLC, Attention: Syndicate, 126 East 56th Street Floor 22 New York, NY 10022, by telephone at 212-487-1080 or by email at syndicate@kingswoodus.com.

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Disclaimers (continued) Industry and Market Data. Unless otherwise indicated, information contained in this presentation and our related discussion concerning our industry, co mpe titive position and the markets in which we operate is based on information from independent industry and research organizations, other third - party sources and management estimates. Management estimates are derived from publicly available information released by third - party sources, as well as data from our i nternal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. Any industry forecasts are based on data (including third - party data), models and experience of various professionals and are based on various assumptions, all o f which are subject to change without notice. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future pe rformance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Forward - Looking Statements” above. These and other factors c ould cause results to differ materially from those expressed in the projections, assumptions and estimates made by the independent parties and by us. Trademarks. This presentation includes our logo as well as trademarks and trade names that we own or license. This presentation also incl ude s trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in th is presentation may appear without any “TM” or “®” symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent und er applicable law, our rights to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to im ply , and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties. Miscellaneous . Numerical figures used in this presentation and our related discussion may be subject to rounding adjustments. Accordingly, nu merical figures shown as totals in various tables and charts may not be arithmetic aggregations of the figures that precede them. All currency amounts in this p res entation are in USD, unless otherwise stated. 4 4

Forward Looking Statements

This presentation contains "forward-looking statements" within the meaning of the federal securities laws, and that involve significant risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. Words such as "may," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management's good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These forward-looking statements include, but are not limited to: the potential benefits and activity of Saltikva and our other product candidates; the success and timing of our preclinical studies and clinical trials, including the timing and availability of data from such clinical trials; the primary endpoints to be utilized in our clinical trials; our ability to obtain and maintain regulatory approval of Saltikva and any other product candidates we may develop, and the labeling under any approval we may obtain; our ability to effectively compete in our industry; the scope, progress, expansion and costs of developing and commercializing our product candidates; our relationship with vendors, suppliers and distributors we will rely on; our ability to maintain our corporate culture as we grow and change in consumer recognition of our brand; the size and growth of the potential markets for our product candidates and the ability to serve those markets; our expectations regarding our expenses and revenue, the sufficiency of our cash resources, and the needs for additional financing; changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel; regulatory developments in the United States and other countries; the rate and degree of market acceptance of any future products; the implementation of our business model and strategic plans for our business and product candidates, including additional indications for which we may pursue products; our anticipated growth strategies; the performance of third-party manufacturers; our ability to establish and maintain development partnerships; our expectations regarding federal, state and foreign regulatory requirements; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development for our sales and marketing capabilities; the hiring and retention of key scientific or management personnel; and the anticipated trends and challenges in our business and the market in which we operate.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above. The factors set forth above and other cautionary statements made in this presentation should be read and understood as being applicable to all related forward-looking statements wherever they appear in this presentation. The forward-looking statements contained in this presentation represent our judgment as of the date of this presentation. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this presentation.

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Corporate Mission 6 • Salspera is developing its technology platform for the treatment of solid tumors. • The lead program, Saltikva, for the treatment of Stage 4 pancreatic cancer successfully ended Phase 2 studies. • Salspera has two Phase 2 programs ready to launch in osteosarcoma and metastatic colorectal cancer

Leadership SALSPERA IS MANAGED BY AN EXPERT TEAM ALONG WITH CONSULTANTS AND MEDICAL ADVISORY PANELS. Eddie Moradian, PHD Chief Executive Officer, Co - Founder • Seasoned executive having founded / co - founded 10 biotech companies over 30 years . • Experienced investor and operational chief executive of biotech companies involved in the life science research and early - stage drug development sectors . • Extensive experience in bringing advanced R&D to market. • PhD degree from the Swiss Federal Institute of Technology in Zurich, Switzerland . 7 Daniel Saltzman, MD, PhD Chief Medical Officer, Co - Founder • Originator of the technology platform , which is the basis of S alspera today . • Leadership and experience in treating patients facing terminal diseases . • Chief of pediatric surgery, University of Minnesota . • Earned his MD and PhD degrees from the University of Minnesota .

Eddie Moradian , PhD, Chief Executive Officer, Co - Founder Daniel Saltzman , MD PhD, Chief Medical Officer, Co - Founder Chuck Garner*, Lead Director, Chair of Audit Committee; Member of Compensation and Nomination Committees Luisa Ingargiola*, Chair of Nomination Committee; Member of Compensation and Audit Committees David Schaffer, PhD*, Chair of Compensation Committee; Member of Nomination Committee. Board of Directors *Directors anticipated to be retained at the IPO 8

Daniel Saltzman , MD, PhD , Chair of Scientific Advisory Board; Chief Medical Officer, Professor and Chief of Pediatric Surgery, University of Minnesota G. Batist , MD*, Chair Dept. Oncology, McGill University, Montreal, CA; Director, Segal Cancer Center, Jewish General Hospital, Montreal, Quebec, CA Mitesh J. Borad, MD*, Mayo Clinic Comprehensive Cancer Center, Scottsdale, AZ; Leader, Novel Therapeutics and Therapeutic Modalities Program Christopher Moertel , MD*, The Kenneth and Betty Jayne Dahlberg Emeritus Professor, University of Minnesota School of Medicine; Global Head, Clinical Development Healx Richard L. Schilsky, MD, FACP, FSCT, FASCO*, Principal Investigator, ASCO TAPUR Study; Former Executive VP and CMO, American Society of Clinical Oncology; Professor Emeritus, University of Chicago Barry P. Sleckman , MD, PhD*, Director, O’Neal Comprehensive Cancer Center, University of Alabama Talia Golan , MD*, Head, Pancreatic Cancer Center, Sheba Medical Center, Israel Scientific Advisory Board * SAB Members anticipated to be retained at the IPO 9

Bacterial cancer therapy is emerging as front and center in the therapeutic paradigm. The landscape has grown from a small handful of companies in 2017 to 20+ companies in 2025. Based on this publication, we believe that Saltikva is the most advanced program in the Live Biopharmaceutical (LBP) Therapeutics arena. 10 10

Saltikva: A Multi-modal Live Biopharmaceutical Platform (LBP)

Safe & Targeted Delivery
- Directly delivers IL-2 into tumors, reducing systemic exposure and toxicity.
- A non-toxic oral immunotherapy alternative to conventional IL-2 treatment.

Combination Therapy is possible by encoding different peptides or using multiple salmonella strains expressing various peptides.

Saltikva®: A Bacteria-Based Cancer Therapy
- Orally administered immunotherapy using attenuated salmonella typhimurium.
- Engineered to deliver human IL-2 directly into tumors.



Salmonella Vector
Flagellum for chemotaxis
Attractor molecule
Chemotactic receptor
Protein Encoding DNA
Preferentially seeks and colonizes solid tumors
Protein of Interest

Localized IL-2 Production
- Once inside, Saltikva® acts as a micro-factory, producing IL-2 to stimulate the immune system and induce tumor regression.

Targeting & Tumor Colonization
- Salmonella preferentially seeks out and colonizes solid tumors in hypoxic environments.

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Concentrated Intra - tumoral P roduction of IL - 2 B C ell A ctivation • E nhances immunoglobulin production and homeostatic t cell balance. Reduced Toxicity with Localized Delivery • Unlike systemic IL - 2, intra - tumoral production minimizes toxicity while maintaining efficacy. Targeted Immune Stimulation • IL - 2 promotes T cell, NK cell, and Tumor Infiltrating Lymphocyte (TIL) function to attack cancer cells. DUAL MECHANISM OF ACTION OF IL - 2¹ Effective Therapy • FDA - approved therapy for metastatic malignant melanoma and metastatic renal cell carcinoma . 12

Saltikva Mode of Action is Mediated by NK - Cells 13 Saltzman DA, Katsanis E, Hasz DE, Vigdorovich V, Curtiss III RE, Kelly SM, Anderson PM, and Leonard AS: Anti - tumor Mechanisms of Attenuated Salmonella typhimurium Containing the Gene for Human Interleukin - 2. Journal of Pediatric Sur gery, 32(2):301 - 306, 1997.

Saltikva: Single oral dose reduces burden of liver metastases Mouse liver following treatment with single dose of Saltikva (Salmonella - IL2) Mouse liver following sham treatment with saline 14 Saltzman DA: Project Stealth: Genetically Modified Salmonella for Cancer Therapy, Key Note Address of the Annual Meeting of Life Science Alley Association, Minneapolis, MN 2016

A human Phase I, single escalating dose trial in patients with metastatic gastrointestinal cancer: No toxicity; Amplification of NK - Cell Population 15 0 10 20 30 40 50 60 NK Cells Before After Study Details ▪ 22 patients ▪ Dose escalation, single dose 10 5 to 10 10 bacteria ▪ No adverse events attributed to study drug ▪ Significant elevation in NK cells 5 weeks after single oral dose of Salmonella - IL2 Gniadek TJ, Augustin L, Schottel J, Leonard AS, Saltzman DA, Greeno E and Batist , G. J Immunotherapy 43(7)217 - 221. 2020.

Salspera Offers a Robust, Advanced Pipeline



STAGE IN PIPELINE
PRECLINICAL
PHASE I
PHASE II
(several months - 2yrs)
PHASE III
(2 - 3yrs)
BLA FILING
PIPELINE DRUG CANDIDATES
1
PANCREATIC CANCER
2
OSTEO-SARCOMA CANCERS
3
GASTRO-INTESTINAL CANCERS

KEY CONSIDERATIONS[2]

PANCREATIC CANCER

- FDA IND 27529
- FDA Orphan Drug Designation (May 2022)
- FDA Fast Track Designation (May 2022)
- Phase III study design agreed with FDA (Type C Meeting)
- Eligible for Accelerated Approval & Priority Review
- Out-licensing potential

~64,000 new cases/year in U.S., ~500,000 globally

OSTEOSARCOMA CANCERS

- FDA Orphan Drug Designation (November 2025)
- May qualify for Rare Pediatric Disease Priority Review Voucher
- Study design prepared for simultaneous Phase II & III
- Site selection under review
- Preclinical data completed
- Co-development potential

~1,000 new cases/year in U.S., ~26,000 globally

GASTRO-INTESTINAL CANCERS

- Phase II study design prepared for colorectal & hepatobiliary cancers
- Preclinical data completed
- Co-development potential

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Current Standard of Care FEW OPTIONS, MODEST BENEFITS: THE REALITY OF PANCREATIC CANCER T REATMENT 17

Phase 2 Single - Center, Single - Arm Study Design: A standard approach in terminal, orphan diseases • Sample size balances ethical considerations, feasibility and need to detect a clinically meaningful efficacy signal • Well - characterized historical outcomes in studies performed over last 15 years all over the world; robust external benchmark for contextual interpretation. • Use of Expanded Access Patients adds heterogeneity and “real world experience” and adds dimension to a single site trial • Minimizes operational variability • Objective endpoints (Survival and RECIST 1.1) reduces subjectivity in open - label design; strengthens credibility of single - arm data 18

Similar Enrollment in Recently Completed PDAC Studies References in Appendix Notes n Sponsor Drug Phase 1/2 single - arm; ORR ~29 – 35%, mPFS ~8 mo , mOS ~13 – 16 mo 38 Revolution Medicines Daraxonrasib (RMC - 6236) – 2L+ mPDAC Phase 1/2 single - arm; ORR ~47%; survival pending 38 Revolution Medicines Daraxonrasib (RMC - 6236) – 1L monotherapy Single - arm combination cohort; ORR ~55%; survival pending 31 Revolution Medicines Daraxonrasib + Gem/Nab - Paclitaxel Phase 1; ORR 30%; no control arm 40 Revolution Medicines Zoldonrasib (RMC - 9805) Phase 2 single - arm in mPDAC ; includes 4 EAP, ORR 70%, mOS 20.3 mo , mPFS 15 mo , > 5 doses, n=20 34 Salspera Saltikva 19

Salspera Phase 2 Study used site - specific historic controls • Similar in all aspects • Clinical site • Nursing staff, Pharmacy • Oncologist team • Equivalent ECOG scores in Study and Site Control patients • Similar Male/Female and age distribution • All data drawn from 4 years prior to Salspera clinical study (2016 - 2020) • All patient data were taken into analysis without selection bias 20

High Level Overview of Clinical Trial • First - Line, All comers, did not select for any mutations or specific characteristics. • 34 patients (30 in the trial, 4 via EAP) were enrolled: 26 received Salmonella - IL2 with FOLFIRINOX. • Endpoints included all clinical results, RECIST1.1 of CT - Scans, biomarkers including CA19.9, CEA • Those patients who received more than five doses of Salmonella - IL2 with FOLFIRINOX had a mPFS of 15 months while the mOS was 20.3 months. • Even though there were no complete responses, the Partial Response Rate and the Overall Response Rate was 70.0%. • 41 serious adverse events were noted and attributed to SOC chemotherapy agents but none to Salmonella - IL2. • Addition of Salmonella - IL2 to FOLFIRINOX is associated with increased mPFS and mOS when compared to previously reported outcomes with FOLFIRINOX alone in the literature. Batist, G., Kavan, P., Augustin, L. Schottel J, Moradian J, Lee JT, and Saltzman D . A phase 2 study of orally administered live biotherapeutic salmonella - IL2 with FOLFIRINOX for stage IV pancreatic cancer. Cancer Immunol Immunother 75 , 60 (2026). https://doi.org/10.1007/s00262 - 026 - 04307 - 0 Saltzman D, Kavan P, Augustin L, Schottel J, Moradian J, Lee JT, Moradian E, and Batist G: Influence of salmonella - IL2 in combi nation with FOLFIRINOX on overall and progression - free survival in stage IV metastaticpancreaticcancer JCO 43 , 25712571(2025).DOI: 10.1200/JCO.2025.43.16_suppl.2571 , 2025 21

Statistically significant increase in mPFS ADDITION OF SALTIKVA® TO STANDARD OF CARE, MODIFIED FOLFIRINOX E XTENDS SURVIVAL AND DISEASE CONTROL WITH NO SERIOUS ADVERSE EFFECT . ORR 70% MEDIAN PROGRESSION FREE SURVIVAL SERIOUS ADVERSE EVENTS (SAE) (PFS) P<0.001 MEDIAN PROGRESSION FREE SURVIVAL ( M PFS) 158% I ncrease F rom 5.8 M onths 15 M onths Batist, G., Kavan, P., Augustin, L. Schottel J, Moradian J, Lee JT, and Saltzman D . A phase 2 study of orally administered live biotherapeutic salmonella - IL2 with FOLFIRINOX for stage IV pancreatic cancer. Cancer Immunol Immunother 75 , 60 (2026). https://doi.org/10.1007/s00262 - 026 - 04307 - 0 Saltzman D, Kavan P, Augustin L, Schottel J, Moradian J, Lee JT, Moradian E, and Batist G: Influence of salmonella - IL2 in combi nation with FOLFIRINOX on overall and progression - free survival in stage IV metastaticpancreaticcancer JCO 43 , 25712571(2025).DOI: 10.1200/JCO.2025.43.16_suppl.2571 , 2025 22

Statistically significant increase in mOS ADDITION OF SALTIKVA® TO STANDARD OF CARE, MODIFIED FOLFIRINOX E XTENDS SURVIVAL AND DISEASE CONTROL WITH NO SERIOUS ADVERSE EFFECT Median free surviv SERIOUS ADVERSE EVENTS (SAE) (PFS) P<0.0 5 MEDIAN OVERALL SURVIVAL ( M OS) 77 % I ncrease F rom 11.5 M onths 2 0.3 M onths Batist, G., Kavan, P., Augustin, L. Schottel J, Moradian J, Lee JT, and Saltzman D . A phase 2 study of orally administered live biotherapeutic salmonella - IL2 with FOLFIRINOX for stage IV pancreatic cancer. Cancer Immunol Immunother 75 , 60 (2026). https://doi.org/10.1007/s00262 - 026 - 04307 - 0 Saltzman D, Kavan P, Augustin L, Schottel J, Moradian J, Lee JT, Moradian E, and Batist G: Influence of salmonella - IL2 in combi nation with FOLFIRINOX on overall and progression - free survival in stage IV metastaticpancreaticcancer JCO 43 , 25712571(2025).DOI: 10.1200/JCO.2025.43.16_suppl.2571 , 2025 23

Contrasting Safety Profiles: Serious Adverse Event (SAE) Burden in Contemporary Agents vs. Saltikva Experience

Drug (Sponsor)	Indication	Phase	N	SAEs Reported
Zoldonrasib (Revolution Medicines)	KRAS G12D PDAC	Phase 1	99	**Treatment-related Grade 1-3 AEs or SAEs reported >10%;**
Teclistamab (Janssen/J&J)	Relapsed/Refractory Multiple Myeloma	Phase 2	~165	**SAEs in 76.4% (~88 patients)**
Tisotumab Vedotin (Seagen/Pfizer)	Recurrent/Metastatic Cervical Cancer	Phase 2	101	**Serious adverse reactions in 28%, 1 death**
Lurbinectedin (Jazz)	Second-line SCLC	Phase 2	105	**Serious treatment-related AEs in ~10%**
Adagrasib (Mirati/BMS)	KRAS G12C NSCLC	Phase 2	116	**Serious adverse reactions in 97.4%**
Sotorasib (Amgen)	KRAS G12C Colorectal Cancer	Phase 2	62	**Serious treatment-related AEs in ~3%**
Saltikva (Salspera)	Dose-escalation safety study	Phase 1	22	**No serious adverse events attributed to Saltikva**
Saltikva + FOLFIRINOX (Salspera)	Metastatic Pancreatic Cancer	Phase 2	34 n=26 in combination with modified FOLFIRINOX and n=8 in combination with Gem/Abx	**No serious adverse events attributed to Saltikva**

References in Appendix

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Saltikva vs. Daraxonrasib: ORR, mPFS and mOS

Drug	Target / Mechanism	Line of Therapy	Study	mPDAC Patients (evaluable)	ORR	mPFS	mOS
Daraxonrasib (RMC-6236)	Pan-RAS (RAS(ON) multi-selective inhibitor)	2L+ (previously treated)	Phase 1 (NCT05379985)	Selected for RAS Mutations RAS G12X: n=26 / All RAS-mutant: n=38	35% (G12X) / 29% (All)	8.5 mo (G12X) / 8.1 mo (All)	13.1 mo (G12X) / 15.6 mo (All)
Saltikva (Salmonella-IL-2) monotherapy, dose escalation	Tumor-colonizing live biotherapeutic delivering IL-2; immune activation	Dose escalation	Phase 1	n=22	81% (immune cell response, NK cell population increase 5 weeks following single dose of Saltikva	N/A	N/A
Saltikva (Salmonella-IL-2) + modified FOLFIRINOX	Tumor-colonizing live biotherapeutic delivering IL-2; immune activation + chemotherapy	1L (frontline)	Phase 2 (NCT04589234)	n=26 (evaluable cohort), all comers.	**70%**	**15 mo**	**20.3 mo**

References in Appendix

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Phase 3 Clinical Study Highlights • The study will be randomized, placebo controlled. Outline has been discussed with the FDA in an initial Type C meeting. • Recruitment will be majority US - based along with a portion from ex - US, mainly EU, Australia and Israel. • We expect recruitment to complete within 2 years. • Mid - term results may be available as early as 2 years after study start 26

Please click on the link below to our 2 - minute YouTube video of a patient testimonial. The patient, Dr Heller, is receiving Saltikva via the Salspera Expanded Access Program. Dr Heller is a urologist with oncology experience. He is doing very well and enjoying life. Other testimonials are also available. https:// www.youtube.com / watch?v =qUiRubV16yM Beyond the data: Patients’ Experience with Saltikva 27

Osteosarcoma Program CANINE DISEASE IS IDENTICAL TO HUMAN DISEASE. STANDARD OF CARE IN DOGS: AMPUTATION WITH LOW DOSE CHEMOTHERAPY; ALL PRESENT WITH LUNG METASTASES REGIMEN 6 CYCLES, ORAL SALTIKVA WITH LOW DOSE DOXORUBICIN + AMPUTATION 28

Osteosarcoma: Clinical Canine Study Proportion Surviving Time (days) At 500 Days: 22% Overall Survival compared to no survivors with standard of care 29

Funding Requirements Salspera has been funded privately through completion of the Phase 2 trials. The next steps in our program: • Phase 3 study in Pancreatic Cancer • Phase 2 study in Osteosarcoma • Phase 2 Study in metastatic colorectal cancer 30

45 Prospect Street Cambridge MA 02139 USA IR@Salspera.com Changing Treatment Paradigms For Solid Tumors

Appendix of Additional References A1 Slide #19 1. Daraxonrasib (RMC - 6236) – 2L+ mPDAC Phase 1/2 single - arm; ORR ~29 – 35%, mPFS ~8 mo , mOS ~13 – 16 mo This data comes from the RMC - 6236 Phase 1 study in KRAS - mutant solid tumors with pancreatic cancer expansion cohorts. Revolution Medicine Press Release September 10, 2025; page 1 https://ir.revmed.com/news - releases/news - release - details/revolution - medicines - shares - new - clinical - results - supporting/#:~:text=Daraxonrasib%20(RMC%2D6236)%20is,and%20colorectal%20cancer%20(CRC) . 2. Daraxonrasib (RMC - 6236) – 1L monotherapy Phase 1/2; ORR ~47%, survival pending Revolution Medicine Press Release September 10, 2025; page 1 https://ir.revmed.com/news - releases/news - release - details/revolution - medicines - shares - new - clinical - results - supporting/#:~:text=Daraxonrasib%20(RMC%2D6236)%20is,and%20colorectal%20cancer%20(CRC) . 3. Daraxonrasib + Gemcitabine/Nab - Paclitaxel Single - arm combination cohort; ORR ~55% Revolution Medicine Press Release September 10, 2025; page 1 https://ir.revmed.com/news - releases/news - release - details/revolution - medicines - shares - new - clinical - results - supporting/#:~:text=Daraxonrasib%20(RMC%2D6236)%20is,and%20colorectal%20cancer%20(CRC) . 4. Zoldonrasib (RMC - 9805) Phase 1; n=18; ORR 61% This is the KRAS G12D - selective inhibitor program. Revolution Medicine Press Release; April 27, 2025; Page 1 https:// ir.revmed.com /news - releases/news - release - details/revolution - medicines - presents - initial - data - zoldonrasib - rmc - 9805 5. Saltikva (Salmonella - IL2) – Salspera Phase 2 single - arm in mPDAC ; ORR 70%, mOS 20.3 mo , mPFS 15 mo Batist, G., Kavan, P., Augustin, L. Schottel J, Moradian J, Lee JT, and Saltzman D . A phase 2 study of orally administered live biotherapeutic salmonella - IL2 with FOLFIRINOX for stage IV pancreatic cancer. Cancer Immunol Immunother 75 , 60 (2026). https:// doi.org /10.1007/s00262 - 026 - 04307 - 0 Slide # 24 Zoldonrasib (RMC - 9805) – Revolution Medicines Press Release, Oct 25, 2024, Page 1 KRAS G12D – mutant solid tumors including PDAC; Phase https://ir.revmed.com/news - releases/news - release - details/revolution - medicines - presents - initial - data - rmc - 9805 - monotherapy Teclistamab (Janssen/J&J) Relapsed/Refractory Multiple Myeloma; Phase 1/2 (MajesTEC - 1) Moreau P, et al. Teclistamab in relapsed or refractory multiple myeloma. New England Journal of Medicine. 2022;387:495 - 505. THIRD PARAGRAPH OF ABSTRACT Tisotumab Vedotin ( Seagen /Pfizer) Recurrent or Metastatic Cervical Cancer; Phase 2 ( innovaTV 204) Efficacy and safety of tisotumab vedotin in previously treated recurrent or metastatic cervical cancer ( innovaTV 204/GOG - 3023/ENGOT - cx6): a multicentre , open - label, single - arm, phase 2 study Coleman, Robert LRaspagliesi , Francesco et al. The Lancet Oncology, Volume 22, Issue 5, 609 – 619. THIRD PARAGRAPH OF ABSTRACT Lurbinectedin (Jazz Pharmaceuticals) Second - line Small Cell Lung Cancer; Phase 2 Trigo J, et al. Lurbinectedin as second - line treatment for patients with small - cell lung cancer: a single - arm, phase 2 trial. The Lancet Oncology. 2020;21(5):645 – 654. THIRD PARAGRAPH OF ABSTRACT Adagrasib (Mirati/BMS) KRAS G12C NSCLC; Phase 1/2 (KRYSTAL - 1) Jänne PA, et al. Adagrasib in non – small - cell lung cancer harboring a KRASG12C mutation. New England Journal of Medicine. 2022;387:120 – 131. THIRD PARAGRAPH OF ABSTRACT Sotorasib (Amgen) KRAS G12C Colorectal Cancer; Phase 1/2 ( CodeBreaK 100) Fakih MG, Kopetz S, Kuboki Y, Kim TW, Munster PN, Krauss JC, Falchook GS, Han SW, Heinemann V, Muro K, Strickler JH, Hong DS, Denlinger CS, Girotto G, Lee MA, Henary H, Tran Q, Park JK, Ngarmchamnanrith G, Prenen H, Price TJ. Sotorasib for previously treated colorectal cancers with KRAS G12C mutation (CodeBreaK100): a prespecified analysis of a single - arm, phase 2 trial. Lancet Oncol. 2022 Jan;23(1):115 - 124. doi : 10.1016/S1470 - 2045(21)00605 - 7. Epub 2021 Dec 15. PMID: 34919824. THIRD PARAGRAPH OF ABSTRACT(Serious treatment - related AEs ~3%, n≈62 CRC cohort) Saltikva (Salmonella - IL2) – Salspera Dose - escalation safety study; Phase 1 Gniadek T, Augustin L, Schottel J, Leonard A, Saltzman D , Greeno E, Batist G. A Phase I, Dose Escalation, Single Dose Trial of Oral Attenuated Salmonella Typhimurium Containing Human IL - 2 in Patients with Metastatic Gastrointestinal Cancers. Journal of Immunotherapy. Volume 43(7): 217 - 221, September 2020 doi : 10.1097/CJI.0000000000000325.PMID: 32554977 (n=24, no treatment - related adverse events) Saltikva + FOLFIRINOX – Salspera Metastatic Pancreatic Cancer; Phase 2 Batist, G., Kavan, P., Augustin, L. Schottel J, Moradian J, Lee JT, and Saltzman D . A phase 2 study of orally administered live biotherapeutic salmonella - IL2 with FOLFIRINOX for stage IV pancreatic cancer. Cancer Immunol Immunother 75 , 60 (2026). https://doi.org/10.1007/s00262 - 026 - 04307 - 0 Slide #25 Daraxonrasib (RMC - 6236) – Phase 1, previously treated mPDAC (NCT05379985) Revolution Medicines Press Release October 23, 2024; THIRD PARAGRAPH https:// ir.revmed.com /news - releases/news - release - details/revolution - medicines - presents - updated - data - rmc - 6236 - monotherapy Revolution Medicines Press Release December 2, 2024; FOURTH PARAGRAPH https:// ir.revmed.com /news - releases/news - release - details/revolution - medicines - provides - clinical - updates - its - rason Saltikva (Salmonella - IL - 2) monotherapy, dose - escalation Phase 1 Gniadek T, Augustin L, Schottel J, Leonard A, Saltzman D , Greeno E, Batist G. A Phase I, Dose Escalation, Single Dose Trial of Oral Attenuated Salmonella Typhimurium Containing Human IL - 2 in Patients with Metastatic Gastrointestinal Cancers. Journal of Immunotherapy. Volume 43(7): 217 - 221, September 2020 doi : 10.1097/CJI.0000000000000325.PMID: 32554977 Saltikva (Salmonella - IL - 2) + modified FOLFIRINOX, Phase 2 mPDAC (NCT04589234) Batist, G., Kavan, P., Augustin, L. Schottel J, Moradian J, Lee JT, and Saltzman D . A phase 2 study of orally administered live biotherapeutic salmonella - IL2 with FOLFIRINOX for stage IV pancreatic cancer. Cancer Immunol Immunother 75 , 60 (2026). https://doi.org/10.1007/s00262 - 026 - 04307 - 0